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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement"), made and entered into this 1st day of July, 2000, to be effective on July 1, 2000 (the "Effective Date"), by and between INSpire Insurance Solutions, Inc., a Texas corporation ("Employer"), and Gordon L. Gaar, a resident of Texas ("Employee").


                                   WITNESSETH:


         WHEREAS, Employer is a corporation engaged in business in the State of Texas and throughout the United States;

         WHEREAS, Employer desires to employ Employee in the capacity of Executive Vice President and Chief Technology Officer, upon the terms and conditions hereinafter set forth; and

         WHEREAS, Employee is willing to enter into this Agreement with respect to his employment and services upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, Employer hereby employs Employee and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth:

         1. Term of Agreement. The term of this Agreement shall commence on the effective date of this Agreement and shall terminate on July 1, 2001. The term of this Agreement shall automatically be extended for additional one-year periods commencing on July 1, 2001 and on each July 1 thereafter, unless either Employee or Employer gives written notice to the other on or before April 1, 2001 or any April 1 thereafter of his or its intention not to extend this Agreement.

         2. Duties of Employee.

                  (a) Executive Vice President and Chief Technology Officer. Employee agrees that during the term of this Agreement, he will devote his full professional and business-related time, skills and best efforts to the businesses of Employer in the capacity of Executive Vice President and Chief Technology Officer, or such other capacity as Employer and Employee may agree upon. If there are major significant changes in the duties or responsibilities of Employee from those listed as Prohibited Activities on Exhibit A attached hereto, that are not mutually agreed upon, Employee may terminate his employment within sixty (60) days of any such change. In addition, Employee shall devote all necessary time and his best efforts in the performance of any other duties as may be assigned to him from time to time by the Board of Directors of Employer. Employee shall devote his full professional and business skills to Employer as his primary responsibility. Employee may engage in personal, passive investment activities provided such activities do not interfere with the performance of his duties hereunder and violate the noncompetition and nondisclosure provisions set forth herein.

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                  (b) Other Positions. Nothing herein shall be construed to
         prohibit Employee from serving on the boards of non-competitive businesses or non-profit community organizations or similar entities.

         3. Compensation.

                  (a) Base Salary. Employer shall pay Employee an annual base salary of two hundred and twenty thousand dollars ($220,000) per annum (or fraction for portions of a year). Such base salary will be adjusted from time to time in accordance with then current standard salary administration guidelines of Employer. Employee's salary shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the normal payroll procedures of Employer.

                  (b) Annual Bonus. In addition to the salary set forth in
         Section 3(a) hereof, Employee shall be entitled to participate in the Bonus Plan each year during the term of this Agreement- Employer agrees that the Bonus Plan shall not be terminated by Employer prior to the termination of this Agreement.

         4. Fringe Benefits. The terms of this Agreement shall not foreclose Employee from participating with other employees of Employer in such fringe benefit or incentive compensation plans as may be authorized and adopted from time to time by Employer, provided, however, that Employee must meet any and all eligibility provisions required under said fringe benefit or incentive compensation plans. Employee may be granted such other fringe benefits or perquisites as Employee and Employer may from time to time agree upon.

         5. Vacations. Employee shall be entitled to the number of paid vacation days in each calendar year as shall be determined by the Board of Directors of Employer from time to time. In no event, however, shall Employee be entitled to less than four weeks paid vacation during each calendar year.

         6. Reimbursement of Expenses. Employer recognizes that Employee will incur legitimate business expenses in the course of rendering services to Employer hereunder. Accordingly, Employer shall reimburse Employee, upon presentation of receipts or other adequate documentation, for all necessary and reasonable business expenses incurred by Employee in the course of rendering services to Employer under this Agreement.

         7. Working Facilities. Employee shall be furnished an office, personal secretary and such other facilities and services suitable to his position and adequate for the performance of his duties, which shall be consistent with the policies of Employer.

         8. Termination. The employment relationship between Employee and Employer created hereunder shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

                  (a) Death or Permanent Disability. The death or permanent disability of Employee. For the purpose of this Agreement the "permanent disability" of Employee shall mean Employee's inability, because of his injury, illness, or other incapacity (physical or mental), to perform the essential functions of the position contemplated


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         herein, with or without reasonable accommodation to Employee with respect to such injury, illness or other incapacity, for a continuous period of 150 days or for 180 days out of a continuous period of 360 days. Such permanent disability shall be deemed to have occurred on the 150th consecutive day or on the 180th day within the specified period, whichever is applicable.

                  (b) Termination for Cause. The following events, which for purposes of this Agreement shall constitute "cause" for termination:

                           (1) The willful breach by Employee of any provision of Sections 2, 11, 12, or 13 hereof (including but not limited to a refusal to follow lawful directives of the Board of Directors of Employer) after notice to Employee of the particular details thereof and a period of 10 days thereafter within which to cure such breach and the failure of Employee to cure such breach within such 10 day period;

                           (2) Any act of fraud, misappropriation or embezzlement by Employee with respect to any aspect of Employer's business,

                           (3) The illegal use of drugs by Employee during the term of this Agreement that, in the determination of the Board of Directors of Employer, substantially interferes with Employee's performance of his duties hereunder;

                           (4) Substantial failure of performance by Employee that is repeated or continued after 30 day written notice to Employee of such failure and that is reasonably determined by the Board of Directors of Employer to be materially injurious to the business or interests of Employer and which failure is not cured by Employee within such 30 day period; or

                           (5) Conviction of Employee by a court of competent jurisdiction of a felony or of a crime involving moral turpitude.

         Any notice of discharge shall describe with reasonable specificity the cause or causes for the termination of Employee's employment, as well as the effective date of the termination (which effective date may be the date of such notice). If Employer terminates Employee's employment for any of the reasons set forth above, Employer shall have no further obligations hereunder from and after the effective date of termination (other than as set forth below) and shall have all other rights and remedies available under this or any other agreement and at law or in equity.

                  (c) Termination by Employee with Notice. Employee may terminate this Agreement without liability to Employer arising from the resignation of Employee upon thirty days written notice to Employer. Employer retains the right after proper notice of Employee's voluntary termination to require Employee to cease employment immediately; provided, however, in such event, Employer shall remain obligated to pay Employee his salary during the thirty days notice period or the remaining term of this Agreement, whichever is less. During such thirty days notice period, Employee shall


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         provide such consulting services to Employer as Employer may reasonably request and shall assist Employer in training his successor and generally preparing for an orderly transition.

                  (d) Termination by Employer with Notice. Employer may terminate this Agreement at any time upon one (1) year written notice to Employee; provided, however, upon such notice Employee shall not be required to perform any services for Employer other than during the period of three (3) months immediately following the receipt of such notice of termination in which Employee shall assist Employer in training his successor and generally preparing for an orderly transition. Notice by Employer of its intention to not extend this Agreement under Section I will constitute termination under this provision.

         9. Compensation Upon Termination.

                  (a) General. Upon the termination of Employee's employment under this Agreement before the expiration of the stated term hereof for any reason, Employee shall be entitled to (i) the salary earned by him before the effective date of termination, as provided in Section 3(a) hereof, prorated on the basis of the number of full days of service rendered by Employee during the year to the effective date of termination, (ii) any accrued, but unpaid, vacation or sick leave benefits, (iii) any authorized but unreimbursed business expenses, and
         (iv) any accrued, but unpaid annual bonus.

                  (b) Termination For Other Than Cause. If such termination is the result of the discharge of Employee by Employer for any reason other than (i) by Employer or Employee with notice pursuant to Section 8(d) or 8(c), respectively, or (ii) for cause (as defined in Section 8(b) hereof), then Employee shall be entitled to receive as a severance payment an amount equal to the salary (excluding bonuses) that Employee would have received for the remainder of the term of this Agreement in accordance with the regular payroll periods during the remainder of the term of this Agreement. If Employee's employment hereunder terminates because of the death of Employee, all amounts that may be due to him under the terms of this Agreement shall be paid to his administrators, personal representatives, heirs and legatees, as may be appropriate.

                  (c) Termination For Cause. If the employment relationship hereunder is terminated by Employer for cause (as defined in Section 8(b) hereof), Employee shall not be entitled to any severance compensation, except as provided in Section 9(a) above.

                  (d) Termination by Employer with Notice. If the employment relationship is terminated by Employer other than for cause, then Employee shall be entitled to receive as a severance payment and as compensation for all services performed hereunder pursuant to Section 8(d) hereof an amount equal to the salary that Employee would have received for the remainder of the term of this Agreement in accordance with the regular payroll periods of Employer during the applicable period.

                  (e) Termination by Employee with Notice. If the employment relationship is terminated by Employee pursuant to the provisions of
         Section 8(c) hereof, Employee


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         shall be entitled to receive as a severance payment and as compensation for all services performed hereunder pursuant to Section 8(c) hereof the salary that Employee would have received for the remainder of the term of this Agreement or one (1) year, whichever is less, in accordance with the regular payroll period of Employer during the applicable period.

                  (f) Survival. The provisions of Sections 9, 11, 12, and 13 hereof shall survive the termination of the employment relationship hereunder and this Agreement to the extent necessary or reasonably appropriate to effect the intent of the parties hereto as expressed in such provisions.

         10. Other Agreements. This Agreement shall be separate and apart from, and shall be deemed to alter the terms of, any executive compensation agreements, deferred compensation agreements, bonus agreements, general employment benefits plans, stock option plans and any other plans or agreements entered into between Employee and Employer pursuant to which Employee has been granted specific rights, benefits or options.

         11. Noncompetition. Employee agrees that, during his employment with Employer and for a period of two (2) years from the date of termination of his employment with Employer, he will not directly or indirectly compete with Employer by engaging in the activities set forth on Exhibit A attached hereto and incorporated herein by reference (the "Prohibited Activities") within the geographic area of the United States of America (the "Restricted Area"). For purposes of this Section 11, Employee recognizes and agrees that Employer conducts and will conduct business in the entire Restricted Area and that Employee will perform his duties for Employer within the entire Restricted Area. Employee shall be deemed to be engaged in and carrying on the Prohibited Activities if he engages in the Prohibited Activities in any capacity whatsoever, including, but not limited to, by or through a partnership of which he is a general or limited partner or an employee engaged in such activities, or by or through a corporation or association of which he owns five percent (5%) or more of the stock or of which he is an officer, director, employee, member, representative, joint venturer, independent contractor, consultant or agent who is engaged in such activities. Employee agrees that during the two (2) year period described above, he will notify Employer of the name and address of each employer with whom he has accepted employment during such period. Such notification shall be made in writing within five (5) days after Employee accepts any employment or new employment by certified mail, return receipt requested.

         12. Confidential Data. Employee further agrees that, during his employment with Employer and thereafter, he will keep confidential and not divulge to anyone, disseminate nor appropriate for his own benefit or the benefit of another any confidential information described in Exhibit C attached hereto and incorporated by reference herein (the "Confidential Data"). Employee hereby acknowledges and agrees that this prohibition against disclosure of Confidential Data is in addition to, and not in lieu of, any rights or remedies that Employer may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets, and the enforcement by Employer of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in law or equity absent this Agreement.


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         13. Nonsolicitation of Employee. Employee covenants that, during his employment with Employer and for a period of one (1) year from the date of termination of his employment with Employer, he will not (i) directly or indirectly induce or attempt to induce any employee of Employer to terminate his or her employment or (ii) without prior written consent of Employer, offer employment either on behalf of himself or on behalf of any other individual or entity to any employee of Employer or to any terminated employee of Employer.

         14. Property of Employees. Employee acknowledges that from time to time in the course of providing services pursuant to this Agreement he shall have the opportunity to inspect and use certain property, both tangible and intangible, of Employer and Employee hereby agrees that such property shall remain the exclusive property of Employer, and Employee shall have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, Employee's customer and supplier lists, contract forms, books of account, computer programs and similar property.

         15. Equitable Relief. Employee acknowledges that the services to be rendered by him are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law, and that a breach by him of any of the provisions contained in this Agreement will cause Employer irreparable injury and damage. Employee further acknowledges that he possesses unique skills, knowledge and ability and that competition by him in violation of this Agreement or any other breach of the provisions of this Agreement would be extremely detrimental to Employer. By reason thereof, Employee agrees that Employer shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him.

         16. "Change of Control". In the event (each such event a "Change of Control"): (1) Employer becomes a subsidiary of another corporation or entity or is merged or consolidated into another corporation or entity or substantially all of the assets of Employer are sold to another corporation or entity; or (2) any person, corporation, partnership or other entity, either alone or in conjunction with its "affiliates," as that term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended, or other group of persons, corporations, partnerships or other entities who are not "affiliates" but who are acting in concert, becomes the owner of record or beneficially of securities of Employer that represent thirty-three and one-third percent (331/3%) or more of the combined voting power of Employers then outstanding securities entitled to elect Directors; or (3) the Board of Directors of Employer or a committee thereof makes a determination in its reasonable judgment that a "Change of Control" of Employer has taken place; or
(4) if the original Board of Directors of Employer that existed on the effective date of this Agreement or those directors nominated by the original Board of Directors no longer constitute a majority, then this is deemed to be a "Change of Control"; the term during which this Agreement shall be effective shall be two (2) years from the Change of Control, and Employee's compensation for such period shall be based on the following formula, shall be subject to the following conditions, and shall be in lieu of the compensation provided for under Section 3 of this Agreement and in lieu of the compensation upon termination provided for under Section 9 of this Agreement (except for Section 9(a), which shall still apply):


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                  (a) Employee shall be paid an annual salary two (2) years
         consisting of one hundred percent (100%) of the average amount of total cash compensation, excluding payments made under tax benefit bonuses paid upon the lapse of resale restrictions on common stock for certain officers, of Employee for the two (2) calendar years prior to the Change of Control.

                  (b) Notwithstanding any other provision of this Agreement, if
         (a) there is a change in the ownership or effective control of Employer or in the ownership of a substantial portion of the assets of Employer [within the meaning of Section 280G(b) (2) (A) of the Internal Revenue Code (the "Code")], and (b) the payments otherwise to be made pursuant to Section 16 and any other payments or benefits otherwise to be paid to Executive in the nature of compensation to be received by or for the benefit of Employee and contingent upon such event (the "Termination Payments") would create an "excess parachute payment" within the meaning of Section 280G of the Code, then Employer shall make the Termination Payments in substantially equal installments, the first installment being due within thirty days after the date of termination and each subsequent installment being due on July 1 of each year, such that the aggregate present value of all Termination Payments, whether pursuant to this Agreement or otherwise, will be as close as possible to, but not exceed, 299% of the Executive's base amount, within the meaning of Section 280G.

                  (c) Employer shall have no obligation to pay the amounts set forth in paragraphs (a) of Section 16 as limited by paragraph (c) if there is reasonable proof that the noncompetition or confidential data provisions of Sections 11 and 12, respectively, of this Agreement are being violated.

                  (d) In the event the employment relationship is terminated for cause (pursuant to Section 8(b) hereof) following a Change of Control, Employer shall not be obligated to make any further payments of the compensation amounts provided for in this Agreement, except as provided in Section 9(a) above. Notwithstanding any other provision of this Agreement, except for paragraphs (e) and (j) of this Section 16, which shall control in the event Employee terminates employment as provided in paragraphs (e) and (j), in the event Employee voluntarily terminates employment following a Change of Control for other than Good Reason, as defined hereinafter, compensation amounts set forth in paragraphs (a) and (b) shall be payable only for a one (1) year period following termination of employment.

                  (e) "Good Reason" to terminate employment with Employer occurs if: (1) duties are assigned that are materially inconsistent with previous duties; (2) duties and responsibilities are substantially reduced; (3) base compensation is reduced not as part of an across the board reduction for all senior officers or executives; (4) participation under compensation plans or arrangements generally made available to persons at Employee's level of responsibility at Employer is denied; (5) a successor fails to assume this Agreement; or (6) termination is made without compliance with prescribed procedures.

                  (f) In the event Employee is involuntarily terminated by Employer without cause, Employee voluntarily terminates employment for Good Reason or the employment


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         relationship is terminated by death or permanent disability of
         Employee, Employer's obligation to pay the compensation amounts provided in this Section 16 shall survive termination of employment.

                  (g) in the event of termination of employment during the pendency of a "Potential Change of Control", as hereinafter defined, paragraphs (g) and (h) of this Section 16 shall apply as if an actual Change of Control had taken place. A "Potential Change of Control" shall be deemed to have occurred if: (1) Employer has entered into an agreement or letter of intent the consummation of which would result in a Change of Control; (2) any person publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a Change of Control; or (3) the Board of Directors of Employer or a committee thereof in its reasonable judgment makes a determination that a Potential Change of Control for purposes of this Agreement has occurred. A Potential Change of Control remains pending for purposes of receiving payments under this Agreement until the earlier of the occurrence of a Change of Control or a determination by the Board of Directors or a committee thereof (at any time) that a Change of Control is no longer reasonably expected to occur.

                  (h) Notwithstanding anything contained in this Agreement to the contrary, Employee and Employer, or the person, corporation, partnership or other entity acquiring control of Employer pursuant to this Section 16, with the concurrence of the Chief Executive Officer and Compensation Committee of the Board of Directors of Employer, may mutually agree that Employee, with three (3) months' notice, may terminate his employment and receive a lump sum payment equal to the present value of remaining payments under this Agreement discounted by the then current Treasury Bill rate for the remaining term of this Agreement

         17. Successors Bound. This Agreement shall be binding upon Employer and Employee, their respective heirs, executors, administrators or successors in interest, including without limitation, any corporation, partnership or other entity acquiring control of Employer pursuant to Section 16 hereof.

         18. Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. It however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

         19. Integrated Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provided for.

         20. Attorneys' Fees. If any action at law or in equity, including any action for declaratory or injunctive relief, is brought to enforce or interpret the provisions of this


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Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the nonprevailing party, which fees may be set by the court in the trial of such action, or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief which may be awarded.

         21. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, cable, telegram, facsimile transmission or telex to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

               (a) If to Employer:    INSpire Insurance Solutions, Inc.
                                      300 Burnett Street
                                      Fort Worth, Texas 76102-2799
                                      Attention: Jeffrey W. Robinson

               (b) If to Employee:    529 Sorenson Trail
                                      Keller, TX 76248

         Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

         22. Further Actions. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified herein or reasonably implied from the terms hereof.

         23. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF TEXAS.

         24. Assignment. This Agreement is personal to Employee and may not be assigned in any way by Employee without the prior written consent of Employer. This Agreement shall not be assignable or delegable by Employer, other than to an affiliate of Employer, except if there is a Change of Control as defined in
Section 16, Employer may assign its rights and obligations hereunder to the person, corporation, partnership or other entity that has gained such control.

         25. Counterparts. This Agreement may be executed in counterparts, each of which will take effect as an original and all of which shall evidence one and the same Agreement.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                     INSpire Insurance Solutions, Inc.


                                     By:
                                             -----------------------------------
                                     Name:
                                             -----------------------------------
                                     Title:
                                             -----------------------------------


                                     EMPLOYEE:


                                     -------------------------------------------
                                     Gordon L. Gaar


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                                    EXHIBIT A

                              PROHIBITED ACTIVITIES


         Acting in any capacity, either individually or with any corporation, partnership or other entity, directly or indirectly, in providing, or proposing to provide, data processing software systems, related automation support services and information services to the insurance industry, including, but not limited to, application software, processing, consulting and related services, in the performance of any of the following types of duties in any part of the insurance industry:

         1.       The performance of the sales and marketing functions.

         2.       The responsibility for sales revenue generation.

         3.       The responsibility for customer satisfaction.

         4. The responsibility for research and development of insurance data base products.

         5. The responsibility for the research and development of information data processing systems and services.

         6.       The providing of input to pricing of products.

         7. The planning and management of data processing services resources.

         8. The coordination of the efforts of the various aspects of computer systems services organizations with other functions.

         9.       The planning and management of information services resources.

         10. The providing and management of an operations staff to support the above listed activities.


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                                    EXHIBIT B

                            CONFIDENTIAL INFORMATION


         1. All software/systems (including all present planned and future software), whether licenses or unlicensed, developed by or on behalf of or otherwise acquired by INSpire Insurance Solutions, Inc. or any of its subsidiaries.

         "All software/system" shall mean:

                  o        all code in whatever form

                  o all data pertaining to the architecture and design of such software systems

                  o        all documentation in whatever form

                  o        all flowcharts

                  o any reproduction or recreation in whole or in part of any of the above in whatever form.

         2. All business plans and strategies including:

                  o        strategic plans

                  o        product plans

                  o        marketing plans

                  o        financial plans

                  o        operating plans

                  o        resource plans

                  o all research and development plans including all data produced by such efforts.

         3. Internal policies, procedures, methods and approaches which are unique to INSpire Insurance Solutions, Inc. and are not public.

         4. Any information relating to the employment job responsibility, performance, salary and compensation of any present or future officer or employee of INSpire Insurance Solutions, Inc.